As filed with the Securities and Exchange Commission August 9, 2001
                                           SEC Registration No. 333-_____
____________________________________________________________________________

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.
                       FORM SB-2 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                         Mountain States Lending, Inc.
       -----------------------------------------------------------------
       (Exact Name of Small Business Issuer as Specified in its Charter)

          Colorado                   6163                    84-1153946
-------------------------  ----------------------------   -------------------
(State or Other Jurisdic-  (Primary Standard Industrial   (IRS Employer Iden-
 tion of Incorporation)     Classification Code Number)    tification Number)

              7435 East Peakview Avenue, Englewood, Colorado  80111
                                 (303) 740-5455
                --------------------------------------------------
                   (Address and Telephone Number of Principal
                Executive Offices and Principal Place of Business)

                             Mark E. Massa, President
              7435 East Peakview Avenue, Englewood, Colorado  80111
                                 (303) 740-5455
           ---------------------------------------------------------
           (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:

                             Jon D. Sawyer, Esq.
                      Krys Boyle Freedman & Sawyer, P.C.
   600 Seventeenth Street, Suite 2700 South Tower, Denver, Colorado 80202
                               (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
----------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------
                                    Proposed       Proposed
Title of Each           Amount      Maximum        Maximum
Class of Secur-         to be       Offering       Aggregate    Amount of
ities to be             Regis-      Price          Offering     Registration
Registered              tered       per Unit       Price        Fee
----------------------------------------------------------------------------
Common Stock            800,000      $1.00         $800,000     $200.00
No Par Value(2)         Shares
----------------------------------------------------------------------------






The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.






















































     PROSPECTUS         SUBJECT TO COMPLETION DATED AUGUST 9, 2001
     ----------------------------------------------------------------


     The information in this Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securi-ties and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                         Mountain States Lending, Inc.

                        800,000 Shares of Common Stock


          This is Mountain States Lending's initial public offering. We are offering 800,000 shares on a best efforts 400,000 share minimum, 800,000 share maximum, basis. The public offering price will be $1.00 per share.


          This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See
     "Risk Factors" starting on page 5.


          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                           Offering       Selling        Proceeds
                            Price       Commissions     to Company
                           --------     -----------     ----------

     Per Share             $   1.00        $ 0           $   1.00
     Total Minimum         $400,000        $ 0           $400,000
     Total Maximum         $800,000        $ 0           $800,000




                              _________, 2001













                              TABLE OF CONTENTS

                                                                   PAGE

     Prospectus Summary ..........................................   3

     Risk Factors ................................................   5

     Dilution ....................................................  10

     Use of Proceeds .............................................  11

     Management's Discussion and Analysis ........................  12

     Business ....................................................  14

     Management ..................................................  18

     Security Ownership of Management and Principal
       Shareholders ..............................................  21

     Transactions With Management and Others .....................  22

     Description of Securities ...................................  23

     Terms of Offering ...........................................  24

     Legal Matters ...............................................  26

     Experts .....................................................  26

     Additional Information ......................................  26

     Index to Financial Statements ...............................  27

                              PROSPECTUS SUMMARY

THE COMPANY

     Mountain States Lending, Inc. was incorporated in November 1990 as a Colorado corporation under the name Slam Dunk Enterprises, Inc. The corporation was inactive until May 1998 when we started engaging in the business of providing first and second mortgage financing under the name of mMountain States Lending. During January 2001, we filed articles of amendment with the Colorado Secretary of State changing the corporation's name to Mountain States Lending, Inc.

     We intend to continue to expand our mortgage financing business and, if we are successful in raising additional financing, we also plan to accelerate our entry into the business of selling manufactured homes in the Denver, Colorado metropolitan area.

     Our business to date has been providing first and second mortgage financing for borrowers wishing to purchase or refinance a home. We act as a broker to obtain this financing through our network of approximately 100 banks and wholesale mortgage lending institutions. In June 1999, we received approval from the Department of Housing and Urban Development ("HUD") to originate government insured loans with the Federal Housing Authority ("FHA").

     We offer a full spectrum of mortgage loan financing options including conventional loans, FHA loans, VA loans, jumbo loans, construction loans, non-conforming loans, and sub-prime loans.

     We have also recently decided to enter into the business of selling manufactured homes, and we have purchased a 50% interest in 7 lots in Aurora, Colorado with the intention of placing manufactured homes on the lots and then selling the homes. We have entered into a developer agreement with Heritage Homes of Nebraska, Inc., a manufactured homes builder, which provides that we can buy homes from Heritage at the same cost as their dealer's pay. These homes are built in modern production facilities under strict supervision. A manufactured homes builder is generally able to purchase materials below the cost of what local builders pay due to the volume of business they do. They are also able to work every day regardless of the weather since they build the homes indoors. These and other factors allow the manufactured homes builder to produce homes for a price significantly below what site-built home builders can, and management believes that the quality will meet or exceed the quality of comparable priced site-built homes.

     We have verbally agreed with Elkridge Homes, Inc., a Denver-area home builder, to have Elkridge prepare the sites where the homes will be located, obtain the necessary permits, install and tie in the utilities and otherwise do everything necessary to prepare the home for sale. We will also offer an incentive to the buyers to finance the home through our mortgage financing business.

     On January 26, 2001, we completed a 10 for 1 forward stock split. All share amounts referred to herein have been retroactively adjusted to reflect this stock split.

     Our offices are located at 7435 East Peakview Avenue, Englewood, Colorado 80111, and our telephone number is (303) 740-5455.

OFFERING SUMMARY

     Securities Offered:       Minimum - 400,000 Shares
                               Maximum - 800,000 Shares

     Common Stock Presently
     Outstanding:              3,550,000 Shares

USE OF PROCEEDS

     We will use any proceeds we receive from the sale of the Common Stock to expand our mortgage business and to develop our planned manufactured homes business.

FINANCIAL SUMMARY

     The following financial summary should be read along with the financial statements and accompanying notes appearing elsewhere in this Prospectus.

     Summary Financial Data: The following table sets forth certain financial data with respect to the Company and is qualified in its entirety by reference to the financial statements and notes thereto included in this Prospectus.

     Balance Sheet Data:
                                          At                At
                                      December 31,       June 30,
                                         2000              2001
                                      ------------     -----------
                                                       (Unaudited)

Current Assets                         $  69,590        $129,624
Total Assets                             134,881         324,188
Current Liabilities                       54,824         166,695
Working Capital                           14,766         (37,071)
Long-term Debt                             -0-             -0-
Stockholders' Equity                      80,057         157,493


     Statement of Operations Data:

                         For the       For the     For the Six   For the Six
                        Year Ended    Year Ended   Months Ended  Months Ended
                       December 31,  December 31,    June 30,     June 30,
                          2000           1999          2001         2000
                       ------------  ------------  ------------  -----------

Revenues                 $840,564      $502,377      $550,957     $440,487
Cost of Loan Activities   379,312       212,442       223,021      203,267
Gross Profit              461,252       289,935       327,936      237,220
Operating Expenses        307,666       254,371       323,808      154,914
Other Income (Expense)     (2,293)        3,543       (27,472)       4,066
Net Income                151,293        39,107       (23,344)      86,372

                                RISK FACTORS

     Some of the statements contained in this Prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. Factors that could cause the results to differ include the risk factors discussed below.

     Investing in the Shares is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, among others:

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO BASE AN INVESTMENT DECISION.

     We started operations in May 1998 when Mark Massa, who had previously spent over 6 years working as an independent mortgage broker, decided to obtain office space, hire employees and loan officers, and begin originating loans in the company's name. We have not commenced any operations in the manufactured homes segment of our business. Because we have such a limited operating history, it is difficult to evaluate our business and our prospects, particularly in the manufactured homes segment.

WE FACE STRONG COMPETITION, WHICH COULD HARM OUR BUSINESS.

     We will compete with other mortgage bankers, state and national banks, thrift institutions and insurance companies for loan originations. The net worths of these competitors range from approximately $25,000 for small loan brokers to in excess of $100 million for large mortgage bankers. Many of these organizations have more experience in the mortgage origination business and may be better known and have more customers than we do. We may also be at a disadvantage with many of our competitors because we do not have our own financing for the loans we originate. Instead we act as a broker for our network of approximately 100 banks and wholesale mortgage lending institutions.

     If we are able to enter into the manufactured homes business, we will be competing with home builders of all sizes. We may be unable to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

THERE IS NO MARKET FOR OUR SHARES.

     We are currently a private company so there is no public market for our common stock. If this offering is successful, we will attempt to list our common stock on the OTC Bulletin Board. We can provide no assurance that we will complete our public offering, and even if we do, there is no assurance that a market will develop in our common stock. Thus, investors in this offering have substantial risk that they may never be able to sell their shares. We also have no agreement with any broker/dealer to act as a market maker for our shares, and there is no assurance that we will be able to find a market maker.

IF WE LOSE MARK MASSA, OUR MORTGAGE ORIGINATION BUSINESS WILL BE ADVERSELY AFFECTED.

     The operation and growth of our mortgage origination business will be substantially dependent on the effective service of our President, Mark Massa, the person who developed the business to the point where it is today. We do not have an employment agreement with Mr. Massa and we do not intend to purchase "key person" life insurance on Mr. Massa. The loss of the services of Mr. Massa would have a material adverse effect upon our planned business, results of operation and financial condition.

OUR ABILITY TO OPERATE OUR MORTGAGE FINANCING BUSINESS WILL DEPEND ON ECONOMIC CONDITIONS OF THE DENVER METROPOLITAN AREA.

     The results of our mortgage financing business will depend primarily upon the ability of our employees and the independent loan officers to originate mortgage loans. This ability, in turn, is substantially dependent upon current interest rate levels which affect the degree to which consumers obtain new loans and refinance existing loans. For example, loan origination activity is generally greater in a period of declining interest rates. Economic conditions in the Denver metropolitan area also will have a significant effect on the residential housing market and, therefore, on our loan origination activity. The housing market in the Denver area has been strong for the last ten years. There can be no assurance that such favorable economic conditions will continue.

THE SUCCESS OF OUR MANUFACTURED HOMES BUSINESS WILL DEPEND UPON OUR ABILITY TO FINANCE THE CONSTRUCTION OF THE HOMES AND THE ABILITY OF CONSUMERS TO FINANCE THE PURCHASE OF THE HOMES.

     We will need to obtain bank financing for the construction of the homes and our customers will need to obtain mortgage financing for their purchase of the homes. The availability, interest rate and other costs of such financing are dependent on the lending practices of financial institutions, governmental policies, and economic and other conditions, all of which are beyond our control. Interest rates for manufactured home loans are sometimes higher than loans for site-built homes. Additionally, manufactured home financing is at times more difficult to obtain than conventional home mortgages. There can be no assurance that affordable wholesale or retail financing for manufactured homes will continue to be available on satisfactory terms. If such financing were to become unavailable, such unavailability would have a material adverse effect on our results of operations.

WE MAY HAVE TROUBLE OBTAINING LOTS WHERE WE CAN PLACE MANUFACTURED HOMES.

     Manufactured housing communities and individual home placements are subject to local zoning ordinances, building codes, and other local regulations relating to utility service and construction of roadways. In the past, property owners often have resisted the adoption of zoning ordinances permitting the location of manufactured homes in residential areas. There can be no assurance that we will be able to find an adequate number of lots where manufactured homes can be built.

WE MAY BE UNABLE TO OBTAIN MANUFACTURED HOMES FROM THE MANUFACTURER ON A TIMELY BASIS.

     Our business will depend on the ability to obtain delivery of the manufactured homes on a timely basis. If we are unable to do so, our business will be adversely effected and we may lose potential customers.

WE DO NOT HAVE AN UNDERWRITER TO SELL OUR SHARES.

     Our shares will be offered by Mark E. Massa and Timothy J. Brasel, our officers and directors. We have not obtained an underwriter or selected broker/dealers to assist us in offering our shares. Our officers and directors have no experience in the offer and sale of securities, and, consequently, they may be unable to complete the sale of the shares without the assistance of a broker/dealer. In the event that we are able to complete the offering of our shares, the establishment of a market in our shares will be more difficult than it would have been with an underwriter, because there will be no broker/dealer which is familiar with our business until we are able to hold due diligence meetings with broker/dealer.

THE PURCHASE PRICE OF THE SHARES WAS ARBITRARILY DETERMINED.

     The offering price of the Shares was determined by us and does not necessarily bear any relationship to our assets, book value, net worth or any other established criteria of value. The purchase price of the Shares should not be regarded as indicative of the actual value of the Shares being offered by us.

THERE WILL BE SUBSTANTIAL DILUTION TO PURCHASERS OF THE SHARES.

     Purchasers of our Shares will suffer substantial and immediate dilution of (i) $.8703 per share in pro forma net tangible book value per Share, assuming the Minimum Shares are sold and (ii) $.7902 per Share in pro forma net tangible book value per Share assuming the Maximum Shares are sold.

NO DIVIDENDS ARE ANTICIPATED TO BE PAID IN THE IMMEDIATE FUTURE.

     We have not paid any dividends on any of our outstanding Common Stock to date and do not anticipate paying any dividends on our Common Stock in the foreseeable future. We currently intend to retain all working capital and earnings, if any, to finance the operations of our business and to expand our business.

POSSIBLE FUTURE ISSUANCES OF STOCK BY US WOULD HAVE A POTENTIAL ANTI-TAKEOVER EFFECT.

     We have authorized capital stock of 20,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of preferred stock, no par value per share (the "Preferred Stock"). As of the date of this Prospectus, there were 3,550,000 shares of Common Stock issued and outstanding. Although, other than as disclosed herein, there are no present plans, agreements or undertakings with respect to our issuance of any shares of stock or related convertible securities, the issuance of any such securities by us could have anti-takeover effects insofar as such securities could be used as a method of discouraging, delaying or preventing a change in our control. Such issuance could also dilute the public ownership of us. Inasmuch as we may, in the future, issue authorized shares of Common Stock or Preferred Stock without prior stockholder approval, there may be substantial dilution to the interests of our stockholders. However, given that we are authorized to issue more stock, there can be no assurance that we will not do so. In addition, a stockholder's pro rata ownership interest in us may be reduced to the extent of the issuance and/or exercise of any options or warrants relating to the Common Stock or Preferred Stock. The issuance of additional shares of Common Stock may have the effect of rendering more difficult or discouraging an acquisition or change in our control.

CERTAIN PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS DISCOURAGE A CHANGE IN CONTROL OF OUR COMPANY.

     As previously noted, pursuant to the Certificate of Incorporation, the Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock without action by our stockholders in one or more series having such preferences, rights and other provisions as the Board of Directors may designate in providing for the issuance of such series. The Preferred Stock may have rights or preferences superior to those of the Common Stock. The Certificate of Incorporation and Bylaws contain provisions which may discourage certain transactions which involve an actual or threatened change in our control.

OUR CERTIFICATE OF INCORPORATION PROVIDES INDEMNIFICATION AND LIMITATION OF DIRECTORS' LIABILITY.

     We currently do not have officer and director liability insurance and no assurances can be given that such insurance will be obtained by us due to the expense of such coverage or, if applied for, that we will qualify for such insurance. Our Certificate of Incorporation contains a provision eliminating the liability of a director to us or our stockholders for monetary damages for any breach of duty in such capacity, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 7-108-40 of the Colorado Business Corporation Act, or (iv) for any transaction from which the director derived an improper personal benefit. We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the securities laws, that such provisions are against public policy as expressed in the securities laws and are therefore unenforceable.

WE HAVE THE RIGHT TO REJECT SUBSCRIPTIONS.

     The Shares are offered subject to our right to reject subscriptions in whole or in part. Unless applicable state law dictates otherwise, subscribers will not have any opportunity to obtain a refund of monies submitted with the subscription for Shares to be purchased in this Offering.

RISKS OF LOW-PRICED SHARES.

     Our shares will be subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell our shares and may affect the ability of holders to sell our shares in the secondary market.

SHARES ELIGIBLE FOR FUTURE SALE.

     We currently have 3,550,000 shares outstanding and the following is a breakdown of these shares:

           * Free Trading            No Shares
           * Restricted:
              Eligible for
               sale under Rule
               144 commencing
               90 days after the
               closing of this
               Offering              1,750,000 Shares
              Eligible for sale
               under Rule 144
               beginning in
               January 2002          1,800,000 Shares
                                     ---------
           * Total Restricted
              Shares                 3,550,000 Shares

     We are unable to predict the effect that sales made in this offering or under Rule 144 may have on the then prevailing market price of our Shares. It is likely that market sales of large amounts of these or other Shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our shares.

                                  DILUTION

     As of June 30, 2001, the net tangible book value of the Company's Common Stock was $157,493 or $.04 per share. Net tangible book value per share represents the amount of the Company's tangible assets less the amount of its liabilities divided by the number of shares of Common Stock outstanding.

     Based on a price per share of $1.00 to investors in this offering, the following table illustrates the approximate dilution to be incurred by public investors:

                                                   Maximum      Minimum
                                                   -------      -------

     Net Tangible Book Value per share before
       offering                                    $.04        $.04

     Net Tangible Book Value per share after
       offering                                     .2098       .1297

     Increase per share attributable to pay-
       ments by new investors                       .1698       .0897

     Dilution of Net Tangible Book Value
       per share to new investors (1)               .7902       .8703

     Dilution per share as percentage of
       price to new investors (1)                   79.0%       87.0%
____________

(1) Dilution is the difference between the offering price of $1.00 and the net tangible book value per share immediately after the offering.

                               USE OF PROCEEDS

     The net proceeds to be realized from this offering, after deducting offering expenses payable by the Company which have not yet been paid, will approximate $755,000 if the maximum offering is sold and $355,000 if the minimum offering is sold. Management anticipates the net proceeds will be used substantially as follows:

                                                 Minimum      Maximum
                                                 --------     --------

     Repayment of indebtedness (1)               $ 80,000     $ 80,000
     Purchase lots for manufactured homes
      business (2)                                125,000      300,000
     Operating capital for mortgage
      business (3)                                150,000      375,000
                                                 --------     --------
          Total                                  $355,000     $755,000
                                                 ========     ========
________________

(1) The three loans totaling $80,000 bear interest at nine percent per annum (9%) and are due on the earlier of the closing of this offering or December 18, 2001. The proceeds of these loans were used as part of the $130,000 which Mountain Eagle Homes, Inc. used to purchase seven undeveloped lots in Aurora, Colorado.

(2)  See "BUSINESS -- Manufactured Homes Business."

(3) Approximately $50,000 of these funds will be retained in cash in order to meet the FHA's cash requirements. Any remaining available capital will be utilized to help the Company fund and close loans in its own name.

     Management anticipates that upon completion of at least the minimum offering, the proceeds will satisfy the Company's projected cash requirements for at least the next twelve months.

     Pending utilization, management intends to make temporary investment of the proceeds in bank certificates of deposit, interest-bearing savings accounts, prime commercial paper or government obligations. Such investment in interest-bearing assets, if continued for an excessive period of time within the definition of the Investment Company Act of 1940, could subject the Company to classification as an "investment company" under the Act and to registration and reporting requirements thereunder.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

YEAR ENDED DECEMBER 31, 2000 VS. YEAR ENDED DECEMBER 31, 1999

RESULTS OF OPERATIONS

     Our revenues increased from $502,377 in the year ended December 31, 1999 to $840,564 in the year ended December 31, 2000, a 67% increase. The increase was due to the increase in loan closings, which in turn was due primarily to the increase in the number of loan officers originating loans. We had 5 loan officers on December 31, 1999 and 8 loan officers on December 31, 2000.
During the year ended December 31, 1999, we closed 145 loans and during the year ended December 31, 2000 we closed 229 loans.

     The cost of loan activities increased from $212,442 in the year ended December 31, 1999, to $379,312 in the year ended December 31, 2000, a 79% increase. This cost primarily represents the amounts paid as commissions to the loan officers, and this amount increases as the number of loans closed increases.

     Our operating expenses increased from $254,371 in the year ended December 31, 1999 to $307,666 in the year ended December 31, 2000, a 21% increase.
This increase was due to cost associated with the increased level of loan activity including an increase in administrative staff supporting the business.

     Our net income increased from $39,107 in the year ended December 31, 1999 to $151,293 in the year ended December 31, 2000, a 287% increase. The increase in net income was due to the increase in loan closings.

SIX MONTHS ENDED JUNE 30, 2001 VS. SIX MONTHS ENDED JUNE 30, 2000

RESULTS OF OPERATIONS

     Our revenues increased from $440,487 in the six months ended June 30, 2000 to $550,957 in the six months ended June 30, 2001, a 25% increase. The increase was due to the increase in loan closings, which was due to a significant increase in refinancings caused by the lower mortgage rates. During the six months ended June 30, 2000 we closed 120 loans and during the six months ended June 30, 2001 we closed 187 loans.

     The cost of loan activities increased from $203,267 in the six months ended June 30, 2000, to $223,021 in the six months ended June 30, 2001, a 9.7% increase. This cost primarily represents the amounts paid as commissions to the loan officers.

     Our operating expenses increased from $154,914 in the six months ended June 30, 2000 to $323,808 in the six months ended June 30, 2001, a 109% increase. The primary reason for this increase is the increase in salaries, which increased from $78,713 in 2000 to $217,365 in 2001. The primary reason for this increase relates to the accounting treatment of Mark Massa's compensation in 2000 when we were an S corporation. During the six months ended June 30, 2000, Mr. Massa earned a salary of $30,000 and he earned $86,372 which was our profit for the six months; resulting in total compensation of $116,372. As of January 2001, we are no longer an S corporation, and therefore, compensation paid to Mr. Massa is in the form of salary and bonuses. During the six months ended June 30, 2001, Mr. Massa earned approximately $150,000 as salary and bonuses. Therefore, Mr. Massa's compensation actually increased by approximately $33,628 between the two six month periods. The remaining increase in the salaries line item was attributable to an increase in administrative staff supporting the mortgage business.

     Our net income decreased from $86,372 in the six months ended June 30, 2000 to ($23,344) for the six months ended June 30, 2001. There are two primary reasons for the decline in net income. We were an S corporation in 2000, and the $86,372 shown as income in the 2000 period was earned income of Mark Massa, the sole shareholder. In the 2001 period, all of Mark Massa's income is included under the Salaries line item, which increased the operating expenses. The second reason was the loss realized on investment of $26,768 which was recognized on January 1, 2001 when the securities we held were distributed to Mark Massa.

LIQUIDITY AND CAPITAL RESOURCES

     Our working capital was $(37,071) at June 30, 2001, compared to $14,766 at December 31, 2000.

     Our working capital was $14,766 at December 31, 2000 compared to $30,454 at December 31, 1999, or a decrease of $15,688.

     Net cash provided by operating activities for the year ended December 31, 2000 was $154,006 compared to $51,000 for the prior year. The increase was due primarily to the $112,186 increase in net income from 1999 to 2000.

     Net cash used in investing activities decreased from $43,847 in 1999 to $13,948 in 2000.

     During the year ended December 31, 2000 we reported net cash used in financing activities of $134,696 as compared to net cash provided by financing activities of $2,808 in the year ended December 31, 1999. The primary reason for the increase in cash used in financing activities was that we distributed $142,699 to the sole shareholder during the year ended December 31, 2000.

     Net cash provided by operating activities for the six months ended June 30, 2001 was $21,471 compared to $87,182 for the six months ended June 30, 2000. The decrease was due primarily due to the fact that we had a net income of $86,372 in the 2000 period and a loss of ($23,344) in the 2001 period.

     Net cash used in investing activities increased significantly from $27,317 in the six months ended June 30, 2000 to $134,573 in the six months ended June 30, 2001. The primary reason for this was the $130,000 that was invested in our wholly-owned subsidiary, Mountain Eagle Homes, Inc.

     Net cash provided by financing activities was $185,158 in the six months ended June 30, 2001, compared to $32,674 used in financing activities in the 2000 period. During the 2001 period we received $105,000 from the sale of our common stock and we received $80,000 which was loaned to us by certain shareholders.

                                  BUSINESS
GENERAL

     Mountain States Lending, Inc. was incorporated in November 1990 as a Colorado corporation under the name Slam Dunk Enterprises, Inc. The corporation was inactive until May 1998 when we started engaging in the business of providing first and second mortgage financing under the name of Mountain States Lending. During January 2001, we filed articles of amendment with the Colorado Secretary of State changing the corporation's name to Mountain States Lending, Inc.

     We intend to continue to expand our mortgage financing business and, if we are successful in raising additional financing, we also plan to enter the business of selling manufactured homes in the Denver, Colorado metropolitan area.

MORTGAGE LOAN BUSINESS

     Our business to date has been providing first and second mortgage financing for borrowers wishing to purchase or refinance a home. We act as a broker to obtain this financing through our network of approximately 100 banks and wholesale mortgage lending institutions. In June 1999, we received approval from the Department of Housing and Urban Development ("HUD") to originate government insured loans with the Federal Housing Authority ("FHA").

     We offer a full spectrum of mortgage loan financing options including conventional loans, FHA loans, VA loans, jumbo loans, construction loans, non-conforming loans, and sub-prime loans.

     Conventional loans are loans that conform to the underwriting guidelines set forth by the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). FNMA and FHLMC are two of the largest major secondary market facilities that buy convention loans. During 2000, these loans comprised approximately 38% or our business.

     Jumbo, non-conforming and sub-prime loans are loans that do not conform to FNMA or FHLMC underwriting guidelines. Jumbo loans are typically involve loan amounts over $275,000. Non-conforming loans are, for example, loans for borrowers who are self-employed and may not be able to verify their income. Sub-prime loans are generally loans for borrowers with less that perfect credit. All of these loans in the aggregate comprised approximately 30% of our business in 2000.

     FHA loans are insured by HUD and typically allow for a 3% down payment and generally have less stringent underwriting guidelines than either FNMA or FHLMC. During 2000, FHA loans comprised approximately 28% of our business.

     VA loans are guaranteed by the Veterans Administration ("VA"). These loans are available to most retired and active duty military personnel and usually allow for no down payment when purchasing a home. During 2000, VA loans comprised approximately 4% of our business.

     We intend to generate revenues in the mortgage segment of our business by the following means:

     1. We charge the borrowers a loan origination fee at the time of the loan closing. The amount of the fee is negotiated between us and the borrower and depends in part upon the borrower's qualifica-tions, and the circumstances of the loan. A loan origination fee is common in the industry and usually varies between 0% and 2%, with 1% currently being the typical charge.

     2. Since we do not fund the loans we originate, we pre-sell the loans to wholesale lenders and we usually receive a premium of approximately 1%, but it can range from 0% to 4%. This is sometimes referred to as a yield spread premium or service release premium. Essentially this is a payment for relinquishing the rights to service the loan to someone else.

     3. We usually charge each borrower a processing fee of $350 at the loan closing to help offset the expense of having an in-house processing staff.

     4. Sometimes we charge loan discount points if the borrower desires a lower interest rate or for other reasons. These typically range from 0% to 2% of the loan amount, and we usually share this fee with the actual lender.

     Most of our loans are originated by our network of independent loan officers, and we pay them 70% to 80% of these fees as commissions. Our President, who also originates loans, does not receive a commission but his compensation is based somewhat on his production as described in the Management section of this Prospectus. Based on our experience, an experienced loan officer should originate and close 40 or more loans per year.

MANUFACTURED HOMES BUSINESS

     We have recently established a wholly-owned subsidiary named Mountain Eagle Homes, Inc. for the purpose of engaging in the business of selling pre-manufactured modular homes. Mountain Eagle Homes has entered into a developer agreement with Heritage Homes of Nebraska, Inc., a manufactured homes builder located in Wayne, Nebraska, which allows us to purchase modular homes at the same price which Heritage sells homes to its dealers. These homes are built in modern production facilities under strict supervision. A manufactured homes builder is generally able to purchase materials below the cost of what local builders pay due to the volume of business they do. They are also able to work every day regardless of the weather since they build the homes indoors. These and other factors allow the manufactured homes builder to produce homes for a price significantly below what site-built home builders can, and the quality will meet or exceed the quality of comparable priced site-built homes.

     Modular homes define the system of building a conventional home in sections for a specific customer and site. A new modular home is built with the latest technology, yet it does have some limitations such as size. Each modular section must be transported on roadways, therefore the maximum width is limited per section. Some manufacturers also have standardized construction features and techniques and cannot vary the systems. We intend to use Heritage Homes to build the homes for at least our first project. They specialize in homes in the 1000 to 2800 square foot range.

     Before the home is delivered to the lot, the foundation and other sitework must be completed. When the home is delivered either a crew from the manufacturer or a crew hired by us will set the sections of the house onto the foundation and bolt them together. Then a crew will trim out the connections between the modules, such as carpet seaming at the doorways, siding on the end of the home, and mating wall doors. Someone will also hook up the utilities and install the ductwork, furnace and air conditioner in the basement, finish outside stoops, steps, concrete work, yard work and the garage.

     We intend to purchase undeveloped lots throughout the Denver metro area with a focus on Aurora and the Bennett Watkins area about 20 miles east of Denver. For our first project, we formed a 50/50 partnership with a nonaffiliated entity and purchased 7 undeveloped lots in Aurora, Colorado for $250,000. Our one-half of the investment was financed with an $80,000 loan from affiliates of Timothy J. Brasel and $45,000 from working capital. All costs and profits will be split 50/50 with our partner. The lots have been zoned for single family homes and manufactured homes are allowed. Before we can install our first home, we must first complete the roads, sewer, water and utilities. We are currently accepting bids for this work.

     We have held discussions with several Denver area banks and we believe that we will be able to obtain 100% financing for the construction of 3 to 4 manufactured homes at one time. We plan to start with one home from Heritage Homes, which we will select, setup and complete before we attempt to sell it. As we are able to start selling these completed homes, we will buy additional homes. We expect to list the homes for sale through local real estate brokers.

     We intend to use a majority of the proceeds from this offering to finance this business. In the meantime we intend to attempt to borrow funds privately from our shareholders or others in order to purchase additional undeveloped lots.

     We have been holding discussions with several Denver homebuilders for the purpose of selecting someone who would perform all of the services necessary to complete the building of the homes and prepare them for sale. The builder would prepare the lot which would include any excavation work, building the foundation, adding the water well and septic system if necessary, setting up the utilities, and building a garage if necessary. The builder would obtain all necessary permits and the certificate of occupancy. Once the builder has set the home on the site, he would tie in all utilities, finish the interior and exterior, make any repairs necessary, stitch the house together and add any porches or decks. He would do a rough grade of the lot and add any exterior concrete such as sidewalks and driveways.

     We will offer an incentive to buyers to finance their purchase of a home through our mortgage financing business.

     Timothy J. Brasel, a director of the Company and President of Mountain Eagle Homes, is the person primarily responsible for conducting the manufactured homes segment of our business. If we are successful in this business, we intend to have a full-time person to run this segment of our business.

EMPLOYEES

     The Company presently has four full-time employees. In addition, six full-time loan officers currently work for the Company as independent contractors.

OFFICE FACILITIES

     The Company leases a 2,400 square foot office condominium unit in Englewood, Colorado from a limited liability company owned by Mark Massa, the Company's President. The monthly lease payments are $4,000. The lease expires on September 1, 2004.

LEGAL PROCEEDINGS

     There are no pending material legal proceedings, and the Company is not aware of any threatened legal proceedings to which the Company may become a party.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Directors and Officers of the Company are as follows:

             NAME             AGE         POSITIONS AND OFFICES HELD
             ----             --          --------------------------

      Mark E. Massa           43          President and Director of
                                          the Company and Director
                                          of Mountain Eagle Homes, Inc.

      Timothy J. Brasel       42          Director and President of
                                          Mountain Eagle Homes, Inc.

     There is no family relationship between any Director or Executive Officer of the Company.

     The Company presently has no committees.

     Set forth below are the names of all Directors and Executive Officers of the Company, all positions and offices with the Company held by each such person, the period during which he has served as such, and the principal occupations and employment of such persons during at least the last five years:

     MARK E. MASSA - PRESIDENT AND DIRECTOR. Mr. Massa has served as the Company's President and as a Director since May 1998, and as a Director of Mountain Eagle Homes, Inc. since June 2001. From December 1991 through 1998, he worked as an independent mortgage broker providing first and second mortgage loans for borrowers primarily in Colorado. From 1983 to 1990, he worked as a stock broker for several firms including J.W. Gant, Kober Financial, and Private Investors Cartel.

     TIMOTHY J. BRASEL - DIRECTOR. Mr. Brasel has served as a Director of the Company since January 2001, and President and Director of Mountain Eagle Homes, Inc. since June 2001. Mr. Brasel devotes most of his time managing his investments in securities and real estate. He also serves as a director of six publicly held shells. These companies are ILMI Corporation, Studio Capital Corp., Calneva Capital Corp., Zirconium Capital Corp., Hightop Capital Corp., and Royal Belle Capital Corp. From December 1996 until September 1998, he served as President and a Director of Cypress Capital, Inc., which completed an acquisition of Terra Telecommunications, Inc. during September 1998. From September 1995 until January 1999, he served as President and a Director of High Hopes, Inc. which completed an acquisition of certain technology from Sanga e-Health LLC during January 1999. From May 1995 until August 1997, Mr. Brasel served as President and a director of Universal Capital Corp., which completed an acquisition of Remarc International Inc. during August 1997. From February 1996 until February 1997, Mr. Brasel served as President and a director of Capital 2000, Inc. which completed an acquisition of United Shields Corporation in February 1997. From July 1996 until December 1997, Mr. Brasel served as President and a director of Mahogany Capital, Inc. which completed an acquisition of Pontotoc Production Company, Inc. during December 1997. From July 1996 until May 1998, Mr. Brasel served as President and a director of Walnut Capital, Inc., which completed a merger with Links Ltd. during May 1998. From March 1990 until September 1994, Mr.

Brasel served as President, Secretary, Treasurer and a Director of Prentice Capital, Inc., a publicly-held blank-check company which completed an acquisition of Universal Footcare, Inc. From March 1990 until August 1993, Mr. Brasel was President, Secretary and a Director of Brasel Ventures, Inc., a publicly-held blank-check company, which completed an acquisition of American Pharmaceutical Company. Since January 1987, Mr. Brasel has been President and a Director of Bleu Ridge Consultants, Inc., a business and management consulting firm located in Denver, Colorado. Mr. Brasel received a Bachelor of Science Degree in Business Administration from Morningside College, Sioux City, Iowa in 1980. During August 1999, the Securities and Exchange Commission filed a complaint in the U.S. District Court for the District of Colorado against Timothy J. Brasel and four other defendants alleging violations of the registration and anti-fraud provisions of the federal securities laws in connection with certain trading activities in the securities of Simplex Medical Systems, Inc. Mr. Brasel has entered into a settlement with the SEC in which Mr. Brasel has consented to an injunction against future violations of Section 5 of the Securities Act of 1933, as amended, without admitting or denying any violations and the SEC has agreed to dismiss all claims alleging violations of the anti-fraud provisions. Mr. Brasel has also agreed to pay disgorgement, including interest, equal to $34,695, and a civil penalty of $5,500.

     The Company's Directors hold office until the next annual meeting of the shareholders and until their successors have been elected and qualified.

     The Officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company's shareholders, and hold office until their death, or until they shall resign or have been removed from office.

     The Company presently has no audit, compensation or nominating committee.

     The date of the next annual meeting of the Company will be determined by the Company's Board of Directors in accordance with Colorado law.

EXECUTIVE COMPENSATION

     The following tables set forth information regarding executive compensation for the Company's President and Chief Executive Officer. No other executive officer received compensation in excess of $100,000 for any of the years ended December 31, 2000 or 1999.

                                SUMMARY COMPENSATION TABLE

                                                        LONG-TERM COMPENSATION
                                                      --------------------------
                            ANNUAL COMPENSATION        AWARDS         PAYOUTS
                          -------------------------   -----------------  -------
                                                                SECURI-
                                                                TIES
                                                      RE-       UNDERLY-
                                             OTHER    STRICT-   ING                ALL
                                             ANNUAL   ED        OPTIONS           OTHER
NAME AND PRINCIPAL                           COMPEN-  STOCK     /SARs    LTIP     COMPEN-
     POSITION       YEAR  SALARY   BONUS     SATION   AWARD(S)  (NUMBER) PAYOUTS  SATION
------------------  ----  ------   -----     ------   --------  -------- -------  ------
Mark E. Massa       2000  $60,000  $142,699
 President and                        (1)
 Chief Executive    1999  $60,000  $  -0-     -0-       -0-       -0-      -0-    $-0-
 Officer
______________

(1) Represents S Corporation distributions.

            OPTION/SAR GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 2000

                                PERCENT OF
                              TOTAL OPTIONS/
                  OPTIONS/     SARs GRANTED       EXERCISE
                    SARs       TO EMPLOYEES       OR BASE      EXPIRATION
    NAME          (NUMBER)    IN FISCAL YEAR    PRICE ($/SH)      DATE
    ----          --------    --------------    ------------   ----------
Mark E. Massa        -0-           -0-             $-0-

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                             SECURITIES
                                             UNDERLYING      VALUE OF UNEXER-
                    SHARES                   UNEXERCISED      CISED IN-THE
                   ACQUIRED                   OPTIONS         MONEY OPTIONS/
                      ON                   SARs AT FY-END     SARs AT FY-END
                   EXERCISE     VALUE       EXERCISABLE/      EXERCISABLE/
    NAME           (NUMBER)    REALIZED     UNEXERCISABLE     UNEXERCISABLE
    ----           --------    --------    --------------    ---------------
Mark E. Massa        -0-         -0-              -0-               -0-

     Mark Massa currently is receiving a monthly salary of $12,000, and if his commissions from loan originations exceeds $12,000, he receives a monthly bonus of one-half of the amount of this excess. He also receives a monthly bonus of 5% of the commissions generated by all other loan officers.

     Timothy J. Brasel, who serves as President of the Company's wholly-owned subsidiary, Mountain Eagle Homes, Inc., receives no salary for his services, but he will be paid thirty percent (30%) of the net profits on the homes sold by Mountain Eagle Homes.

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of the date of this Prospectus, and as adjusted for the sale of the shares offered by each person known by the Company to be the beneficial owner of five percent or more of the Company's Common Stock, all Directors individually and all Directors and Executive Officers of the Company as a group. Except as noted, each person has sole voting and investment power with respect to the shares shown.

                                                    PERCENT OF CLASS
                                          ---------------------------------
                           AMOUNT OF       PRIOR     AFTER THIS OFFERING(1)
NAME AND ADDRESS OF        BENEFICIAL     TO THIS    ----------------------
BENEFICIAL OWNER           OWNERSHIP      OFFERING     MINIMUM     MAXIMUM
-------------------        ----------     --------     -------     -------

Mark E. Massa              1,500,000        42.3%       38.0%       34.5%
7435 East Peakview Ave.
Englewood, CO  80111

Timothy J. Brasel          1,375,000(1)     38.7%       34.8%       31.6%
5770 South Beech Court
Greenwood Village, CO
  80121

All Directors and          2,875,000(1)     81.0%       72.8%       66.1%
Executive Officers as
a Group (2 persons)
---------------------

(1) Includes 775,000 shares held by Brasel Family Partners, Ltd., for which Mr. Brasel serves as general partner, 350,000 shares held by Mr. Brasel's children, and 250,000 shares held by La Mirage Trust.

     There are no known agreements, the operation of which may at a subsequent date result in a change in control of the Company.

                  TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During November 1990, Mark Massa purchased 1,750,000 shares of the Company's common stock for a total consideration of $1,000.

     Effective September 1, 1999, the Company entered into a lease with Mark Massa for an office condominium which was owned by Mr. Massa. The initial monthly rent was $2,500. On November 1, 2000, a new lease was entered into which requires the Company to pay $4,000 per month in rent plus all operating expenses including utilities, property taxes, maintenance and association fees. This lease expires October 31, 2004. The Company's Board of Directors is of the opinion that the terms of this lease are at least as favorable to the Company as could have been obtained from unaffiliated parties.

     On January 1, 2001, Timothy J. Brasel and his affiliates purchased 1,500,000 shares of the Company's common stock for a total consideration of $30,000. These shares were issued in the following names and amounts:

            Brasel Family Partners, Ltd.         775,000 Shares
            Nasus Lesarb, LTD                    375,000 Shares
            Tyler Jay Brasel                     100,000 Shares
            Colton Russell Brasel                100,000 Shares
            Justin Thomas Brasel                 150,000 Shares

     During June 2001, three trusts for Timothy J. Brasel and his relatives have loaned the Company a total of $80,000 to help fund the Company's purchase of seven undeveloped lots in Aurora, Colorado. These loans bear interest at nine percent (9%) and are payable on the earlier of December 18, 2001, or the closing of this offering.

     During July 2001, Mr. Massa transferred 250,000 shares to LaMirage Trust, a trust for which Timothy J. Brasel is a 50% beneficiary.

                          DESCRIPTION OF SECURITIES

COMMON STOCK

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, no par value. All shares have equal voting rights and are not assessable. Voting rights are not cumulative, and, therefore, the holders of more than 50% of the Common Stock of the Company could, if they chose to do so, elect all the Directors.

     Upon liquidation, dissolution or winding up of the Company, the assets of the Company, after the payment of liabilities and any liquidation preferences on outstanding preferred stock, will be distributed pro rata to the holders of the Common Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any securities of the Company and have no right to require the Company to redeem or purchase their shares. The shares of Common Stock presently outstanding are, and the shares of Common Stock to be sold pursuant to this offering will be, upon issuance, fully paid and nonassessable.

     Holders of Common Stock are entitled to share equally in dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. The Company has not paid any cash dividends on its Common Stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

TRANSFER AND WARRANT AGENT

     Corporate Stock Transfer, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, serves as the Transfer Agent of the Company.

REPORTS TO STOCKHOLDERS

     The Company plans to furnish its stockholders for each fiscal year with an annual report containing financial statements audited by its independent certified public accountants. Additionally, the Company may, in its sole discretion, issue unaudited quarterly or other interim reports to its stockholders when it deems appropriate.

PREFERRED STOCK

     The Company is authorized to issue 5,000,000 shares of Preferred Stock, no par value. The Preferred Stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of Preferred Stock may differ with respect to such matters as may be determined by the Board of Directors, including, without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. The potential exists, therefore, that preferred stock might be issued which would grant dividend preferences and liquidation preferences to preferred shareholders over common shareholders. Unless the nature of a particular transaction and applicable statutes require such approval, the Board of Directors has the authority to issue these shares without shareholder approval. The issuance of Preferred Stock may have the affect of delaying or preventing a change in control of the Company without any further action by shareholders. As of the date of this Prospectus, no Preferred Stock is issued or outstanding.

                             TERMS OF OFFERING

     This offering is being conducted by Mark E. Massa and Timothy J. Brasel, Officers and Directors of the Company, on a "best efforts," 400,000 Share minimum, 800,000 Share maximum basis, at an offering price of $1.00 per Share. No one has made any commitments to purchase any or all of the Shares. A commission will not be paid to the Company or to Messrs. Massa or Brasel for sales effectuated by them.

     All proceeds from subscriptions will be deposited by noon of the first business day following receipt into an escrow account with First American State Bank, Englewood, Colorado, as Escrow Agent pursuant to an Escrow Agreement between the Company and such Escrow Agent. After the sale of the initial 400,000 Shares, the remaining 400,000 Shares will be offered on a "best efforts" basis, but without any required escrow, until 90 days after the date of this Prospectus, unless extended an additional 90 days, or such earlier date as all such 800,000 Shares are sold or the Company determines in its sole discretion to discontinue the offering. Once 400,000 shares have been sold, the Company may elect to have an initial closing to disburse the proceeds to the Company. The Company may then elect to continue the offering until the maximum 800,000 Shares have been sold or the offering period is terminated. All checks for the Company's Shares should be made payable to "First American State Bank, Escrow Agent for Mountain States Lending, Inc."
In the event the minimum 400,000 Shares are not sold within the 90-day period (subject to the 90-day extension period described above), funds will be refunded promptly to the subscribers in full without deduction therefrom or interest thereon. During the 90-day offering period and any extension, no subscriber will be entitled to a refund of any subscription.

PURCHASE OF SHARES BY OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

     Officers and Directors of the Company and persons associated with them may buy some of the Shares. While it is anticipated that Officers and Directors may purchase up to 20% of the Shares sold, such purchases may not be made in a manner inconsistent with a public offering of the Company's Shares. Such purchases could be made in order to reach the required offering amount. Any securities purchased by Officers and Directors will be purchased for investment purposes only and not for the purpose of redistribution. Moreover, it is not intended that the proceeds from this offering will be utilized, directly or indirectly, to enable anyone, including Officers and Directors, to purchase the Shares offered.

     To the extent such persons purchase Shares in the offering, the number of Shares required to be purchased by the general public such that the amount for closing is reached will be reduced by like amount. Purchases by Officers and Directors of up to 20% of the Shares sold will result in management increasing its control of the Company. Consequently, this offering could close with a substantially greater percentage of shares being held by present shareholders and with lesser participation by the public than would otherwise be the case. (See "PROSPECTUS SUMMARY," "RISK FACTORS" and "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS.")

PRICING THE OFFERING

     There is no public market for the Shares of the Company and there is no assurance that a market will develop following the offering. The offering price of the Shares was determined by the Company with no recognized criteria of value, including the Company's current financial condition and its net tangible book value. In determining the offering price and the number of Shares to be offered, the Company considered such factors as its limited operating history and general conditions of the securities market. Accordingly, the offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Company.
The price bears no relation to the Company's assets, book value, earnings or net worth or any other traditional criterion of value.

     Inasmuch as the Company is offering the Shares and a principal underwriter was not retained for such purpose, the Company's establishment of the offering price of the Shares has not been determined by negotiation with an underwriter as is customary in such offerings. Thus, subscribers are subject to an increased risk that the price of the Company's securities has been arrived at arbitrarily.

     The Company's decision not to retain a principal underwriter for this offering may have an adverse effect on the development of a market in the Company's Shares. While management expects to contact several brokerage films in order to interest them in making a market in the Company's securities, there is no assurance management will be successful in obtaining marketmakers for the Company's securities. (See "RISK FACTORS.") Moreover, even if such efforts are successful, there is no assurance an active market will develop in the Company's securities such that subscribers will be able to resell their shares following this offering. The Company's securities will not be eligible for listing on the NASDAQ system and, consequently, trading in the Company's securities, if any, will be limited to the OTC Bulletin Board or the "pink sheets" maintained by the National Quotation Bureau, Inc. which reports quotations by brokers or dealers making a market in particular securities.

                                 LEGAL MATTERS

     The legality of the securities of the Company offered will be passed on for the Company by Krys Boyle Freedman & Sawyer, P.C., 600 17th Street, Suite 2700 South Tower, Denver, Colorado 80202.

                                    EXPERTS

     The financial statements of the Company included in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Schumacher & Associates, Inc., Certified Public Accountants, and are included herein in reliance on the authority of such firm as experts in accounting and auditing in giving such reports.

                           ADDITIONAL INFORMATION

     A Registration Statement on Form SB-2, including amendments thereto, relating to the securities offered hereby has been filed by the Company with the Securities and Exchange Commission, Washington, D.C. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission upon the payment of certain fees prescribed by the Commission. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov).

     No person is authorized to give any information or to make any representation other than those contained in this Prospectus, and if given or made such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this Prospectus or an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                        INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE

Review Report of Independent Certified Public Accountants ......  F-1

Consolidated Balance Sheets (unaudited) as of June 30, 2001
and 2000 .......................................................  F-2

Consolidated Statements of Operations (unaudited) for the
six months ended June 30, 2001 and 2000  .......................  F-3

Statement of Changes in Stockholders Equity (Unaudited) from
December 31, 1999 through June 30, 2001 ........................  F-4

Consolidated Statements of Cash Flows (unaudited) for the six months ended June 30, 2001 and 2000 ............................  F-5

Notes to Financial Statements ..................................  F-6 - F-12

Independent Auditors' Report ...................................  F-13

Balance Sheets as of December 31, 2000 and 1999 ................  F-14

Income Statements for the years ended December 31, 2000
and 1999 .......................................................  F-15

Statements of Stockholders' Equity for the years ended
December 31, 2000 and 1999 .....................................  F-16

Statements of Cash Flows for the years ended December 31,
2000 and 1999 ..................................................  F-17

Notes to Financial Statements ..................................  F-18 - F-23

         REVIEW REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Mountain States Lending, Inc.
Englewood, Colorado

We have reviewed the accompanying consolidated balance sheet of Mountain States Lending, Inc. and Consolidated Subsidiary as of June 30, 2001, and the related consolidated statements of operations and cash flows for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Mountain States Lending, Inc. and Consolidated Subsidiary.

A review of interim financial statements consists principally of inquiries of Company personnel responsible for financial matters and analytical procedures applied to financial data. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principles.



/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, CO   80211

July 31, 2001

                          MOUNTAIN STATES LENDING, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)

                                    ASSETS
                                                  June 30,     December 31,
                                                   2001            2000
                                                  --------     ------------
Current Assets:
   Cash and equivalents                           $ 89,362     $ 17,306
   Accounts receivable                                -           5,175
   Notes receivable, current portion                  -             550
   Investment in marketable securities                -          28,587
   Prepaid expenses and other current assets        40,262       17,972
                                                  --------     --------
     Total Current Assets                          129,624       69,590

Property and equipment, net of accumulated
 depreciation of $47,330 and $41,480 at
 June 30, 2001 and December 31, 2000,
 respectively (Note 7)                              64,564       65,291
Investment                                         130,000         -
                                                  --------     --------
Total Assets                                      $324,188     $134,881
                                                  ========     ========

                       LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
   Accounts payable and accrued expenses          $ 47,097     $ 17,784
   Note payable, current portion (Note 3)           39,598       37,040
   Note payable, related party (Note 9)             80,000         -
                                                  --------     --------
     Total Current Liabilities                     166,695       54,824

Total Liabilities                                  166,695       54,824
                                                  --------     --------

Commitments (Notes 1,2,3,4,5,6,8,10 and 11)           -            -

Stockholder's Equity:
   Preferred stock, no par value, 5,000,000
    shares authorized, none issued and
    outstanding                                       -            -
   Common stock, no par value, 20,000,000
    shares authorized, 3,550,000 issued and
    outstanding at June 30, 2001 and
    1,750,000 issued and outstanding at
    December 31, 2000                              106,000        1,000
   Additional paid-in capital                       74,837        5,119
   (Depreciation) of marketable securities            -         (26,768)
   Retained earnings                               (23,344)     100,706
                                                  --------     --------
     Total Stockholder's Equity                    157,493       80,057
                                                  --------     --------
Total Liabilities and Stockholder's Equity        $324,188     $134,881
                                                  ========     ========

The accompanying notes are an integral part of the financial statements.

                        MOUNTAIN STATES LENDING, INC.

                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                                                   Six Months    Six Months
                                                     Ended         Ended
                                                    June 30,      June 30,
                                                     2001           2000
                                                   ----------    ----------
REVENUE:
  Fees from loan activities                        $  550,957    $  440,487
  Cost of loan activities                             223,021       203,267
                                                   ----------    ----------
     Gross Profit                                     327,936       237,220
                                                   ----------    ----------

OPERATING EXPENSES:
  Salaries, payroll taxes and benefits                217,365        78,713
  Depreciation                                          5,850         4,958
  Advertising and promotion                            10,639         5,705
  Rent expense                                         26,427        15,577
  Other operating expenses                             63,527        49,961
                                                   ----------    ----------
Total Operating Expenses                              323,808       154,914
                                                   ----------    ----------
Net Operating Income                                    4,128        82,306
                                                   ----------    ----------
Other Income (Expenses):
  Interest income                                       1,072           869
  Interest (expense)                                   (1,776)       (2,389)
  Realized loss on investment                         (26,768)         -
  Other income                                           -            5,586
                                                   ----------    ----------
Total Other Income (Expenses)                         (27,472)        4,066
                                                   ----------    ----------
Net Income (Loss)                                  $  (23,344)   $   86,372
                                                   ==========    ==========
Net Income (Loss) per Common Share                 $     (.01)   $      .05
                                                   ==========    ==========

Weighted Average Number of
 Shares Outstanding                                 3,400,000     1,750,000
                                                   ==========    ==========













The accompanying notes are an integral part of the financial statements.

                         MOUNTAIN STATES LENDING, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                   From December 31, 1999 through June 30, 2001
                                  (Unaudited)

                                                 Additional      Other
                             Common     Stock     Paid-in    Comprehensive   Retained
                           No./Shares   Amount    Capital    Income (Loss)   Earnings      Total
                           ----------  --------  ----------  -------------  ----------  ----------
Balance at December 31,
 1999                      1,750,000   $  1,000   $  5,119     $  11,249    $  92,112   $ 109,480

Depreciation of marketable
 securities                        -          -          -       (38,017)           -     (38,017)

Distributions to
 shareholder                       -          -          -             -     (142,699)   (142,699)

Net income for the year
 ended December 31, 2000           -          -          -             -      151,293     151,293
                           ---------   --------   --------     ---------    ---------   ---------
Balance at December 31,
 2000                      1,750,000      1,000      5,119       (26,768)     100,706      80,057

Issuance of common stock
 at $.02 per share         1,500,000     30,000          -             -            -      30,000

Issuance of common stock
 at $.25 per share           300,000     75,000          -             -            -      75,000

Distribution of marketable
 securities                        -          -          -        26,768            -      26,768

Distributions to
 shareholder                       -          -          -             -      (30,988)    (30,988)

Conversion from Sub S
 Chapter status to C
 Corporation status                -          -     69,718             -      (69,718)          -

Net (loss) for the six
 months ended June 30, 2001        -          -          -             -      (23,344)    (23,344)
                           ---------   --------   --------     ---------    ---------   ---------
Balance at June 30, 2001   3,550,000   $106,000   $ 74,837     $       -    $ (23,344)  $ 157,493
                           =========   ========   ========     =========    =========   =========











The accompanying notes are an integral part of the financial statements.

                          MOUNTAIN STATES LENDING, INC.

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                   Six Months    Six Months
                                                     Ended         Ended
                                                    June 30,      June 30,
                                                     2001           2000
                                                   ----------    ----------
Cash Flows from Operating Activities:
  Net Income (Loss)                                $  (23,344)   $   86,372
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                       5,850         4,958
     Loss on investment                                26,768             -
    (Increase) decrease in:
      Accounts receivable                               5,175       (25,394)
      Other                                           (22,290)            -
    Increase in:
      Accounts payable and accrued expenses            29,312        21,246
                                                   ----------    ----------
Net Cash Provided by Operating Activities              21,471        87,182
                                                   ----------    ----------

Cash Flows from Investing Activities:
   Sale of marketable securities                            -        10,000
   (Increase) decrease in notes receivable                550       (24,900)
   Investment in subsidiary                          (130,000)            -
   (Acquisition) of property and equipment             (5,123)      (12,417)
                                                   ----------    ----------
Net Cash (Used in) Investing Activities              (134,573)      (27,317)
                                                   ----------    ----------

Cash Flows from Financing Activities:
   Common stock issued                                105,000             -
   Distributions to stockholder                        (2,400)      (48,913)
   Increase in note payable, related party             80,000             -
   Draws on line of credit, net                         2,558        16,239
                                                   ----------    ----------
Net Cash Provided by (Used in) Financing
 Activities                                           185,158       (32,674)
                                                   ----------    ----------
Net Increase in Cash                                   72,056        27,191

Cash, beginning of period                              17,306        11,944
                                                   ----------    ----------
Cash, end of period                                $   89,362    $   39,135
                                                   ==========    ==========
Interest paid                                      $    1,776    $    2,389
                                                   ==========    ==========
Income tax paid                                    $        -    $        -
                                                   ==========    ==========





The accompanying notes are an integral part of the financial statements.

                         MOUNTAIN STATES LENDING, INC.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

                          June 30, 2001 and 2000
                                 (Unaudited)

(1)  Summary of Significant Accounting Policies

     This summary of significant accounting policies of Mountain States Lending, Inc., (formerly Slam Dunk Enterprises, Inc.) (Company) and its wholly-owned subsidiary, Mountain Eagle Homes, Inc., and 50% owned Eaglespan Homes, LLC is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     (a)  Organization and Principles of Consolidation

     The consolidated financial statements include the accounts of the companies listed above for the six months ended June 30, 2001 or since the date of acquisition. All intercompany account balances have been eliminated in the consolidation.

     The Company was incorporated under the laws of the State of Colorado on September 12, 1990. During January 2001, the Company changed its name from Slam Dunk Enterprises, Inc. to Mountain States Lending, Inc. The primary business activity is loan origination and brokerage. The Company does not customarily service any of the loans it originates.

     The Company uses a December 31 year end.

     (b)  Per Share Information

     Per share information is determined using the weighted average number of shares outstanding during the periods after giving effect for the stock splits.

     (c)  Property and Equipment

     Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using principally accelerated methods over the useful lives of the assets ranging from three to ten years. Building improvements within the Company's office space are being depreciated over 15 years on the straight-line method.

                         MOUNTAIN STATES LENDING, INC.

                  CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

                          June 30, 2001 and 2000
                                 (Unaudited)


(1)  Summary of Significant Accounting Policies, Continued

     (d)  Line of Credit

     The Company maintains a line of credit with a financial institution of $50,000. The line has an interest rate of prime plus two and one-half percent. Interest is charged monthly and a variable payment is required each month. At June 30, 2001 and December 31, 2000, the Company owed $39,598 and $37,040, respectively, on this line.

     (e)  Concentrations of Credit Risks

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and cash equivalents and trade accounts receivables. The Company does not require collateral for its trade accounts receivables. During 1998, the Company invested in marketable securities that potentially subjected the Company to concentrations of credit risk. In January, 2001, the Company distributed the remaining marketable securities to a shareholder. The market value at December 31, 2000 was $28,587.

     (f)  Cash Equivalents

     The Company considers all short term investments in securities that mature in 90 days or less to be cash equivalents.

     (g)  Allowance for Bad Debts

     No provision for bad debts was recorded in the financial statements at June 30, 2001 and 2000 since all accounts receivable were subsequently collected.

     (h)  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                         MOUNTAIN STATES LENDING, INC.

                  CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

                           June 30, 2001 and 2000
                                 (Unaudited)


(1)  Summary of Significant Accounting Policies, Continued

     (i)  Customer Funds

     In the normal course of business, the Company collects the estimated costs of credit reports and appraisal fees in advance from mortgage applicants. These funds are deposited into a separate bank account.

     (j)  Revenue

     Fees from loan activities are recorded when the loan closing or settlement occurs. The recission rights of the borrower may extend the settlement date 3-5 days after the closing event. If recission rights apply, fees are recorded once the recission period ends. Payment of the Company's fees may be at closing and/or directly from the investor.

     (k)  Income Taxes

     The Company filed federal and state income taxes as a Sub-Chapter S corporation until December 2000. Generally, an S corporation does not pay income tax on net profit from business activities. S corporations pass through net income to shareholders who report and pay income tax on their share of the profits. Therefore, no provision for income tax was recorded in the accompanying financial statements at December 31, 2000. Effective January, 2001, the Company terminated its Sub Chapter S election.

     As of June 30, 2001, the Company had net operating losses available for carry forward of $23,344, expiring in years through 2021. Future utilization of these carry overs may be limited due to changes in control of the Company. As of June 30, 2001, the Company has total deferred tax assets of approximately $4,669 due to operating loss carry forwards.

     However, because of the uncertainty of the potential realization of these tax assets, the Company has provided a valuation allowance for the entire $4,669. Thus, no tax assets have been recorded in the financial statements as of June 30, 2001.

     (l)  Related Party Transactions

     The Company leases space in an office condominium complex from its sole stockholder who owns the unit. The lease commenced in November 1, 2000 and runs through October 31, 2004. The lease requires $4,000 per month in rent plus all operating expenses including utilities, property taxes, maintenance and association fees.

                        MOUNTAIN STATES LENDING, INC.

                 CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

                          June 30, 2001 and 2000
                                (Unaudited)


(2)  Common Stock

     The Articles of Incorporation of the Company authorize issuance of a maximum of 1,000,000 shares of no par value common stock. Effective January 22, 2001, the Articles of Incorporation were amended to increase the number of authorized shares of common stock to 20,000,000. At December 31, 2000, there were 1,750,000 shares of common stock issued and outstanding, all of which were owned by its sole shareholder. Effective January 1, 2001, the Company issued 1,500,000 restricted shares of its common stock to various individuals for $30,000 cash. During March 2001, the Company sold in a private placement 300,000 shares of its common stock to 8 accredited and 19 non-accredited investors, at an offering price of $.25 per share, for a total of $75,000 in cash.

     (3)  Stock Split

     Effective January 26, 2001, the Company effected a ten for one forward stock split. All share amounts referred to herein have been retroactively adjusted to reflect this stock split.

     (4)  Condensed Financial Statements

     The financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted as allowed by such rules and regulations, and the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in conjunction with the December 31, 2000 audited financial statements and the accompanying notes thereto. While management believes the procedures followed in preparing these financial statements are reasonable, the accuracy of the amounts are in some respects dependent upon the facts that will exist, and procedures that will be accomplished by the Company later in the year.

     The management of Mountain States Lending, Inc. believes that the accompanying unaudited condensed financial statements contain all adjustments (including normal recurring adjustments) necessary to present fairly the operations and cash flows for the periods presented.

                         MOUNTAIN STATES LENDING, INC.

                 CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

                          June 30, 2001 and 2000
                                 (Unaudited)


(5)  Marketable Securities

     The Company owned securities traded in the public market that were recorded at current market value at December 31, 2000. In January 2001, the Company distributed these securities to its sole shareholder. Realized losses were reported in the statement of operations.

     The Company filed federal and state income tax returns as a Sub-Chapter S corporation until December 31, 2000, and therefore paid no tax. Effective January 2001, the Company terminated its S corporation status and therefore there may be a tax benefit or expense related to the unrealized gains or losses on investments.
                                                     Tax
                                     Before Tax   (Expense)    Net of Tax
                                       Amount     Or Benefit     Amount
                                     ----------   ----------   ----------
  Unrealized Gains (Losses)
   on Securities:

  Year ended December 31, 2000
    Unrealized holding (losses)      $  (37,954)  $       -     $ (37,954)
    Reclassification adjustment
     for gains included in net
     income                                 (63)          -           (63)
                                     ----------   ---------     ---------
    Net unrealized (losses) on
     securities                      $  (38,017)  $       -     $ (38,017)
                                     ----------   ---------     ---------
    Six months ended June 30, 2001
     Realized losses from
      distribution of securities         26,768           -        26,768
                                     ----------   ---------     ---------
        Net realized losses on
         securities                  $   26,768   $       -     $  26,768
                                     ----------   ---------     ---------
    Accumulated Unrealized Gains
     (Losses) on Securities:
      Balance at December 31, 1999                              $  11,249
      Year ended December 31, 2000                                (38,017)
                                                                ---------
      Balance at December 31, 2000                              $ (26,768)

      Six months ended June 30, 2001                               26,768
                                                                ---------
      Balance at June 30, 2001                                  $       -
                                                                =========

                         MOUNTAIN STATES LENDING, INC.

                  CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

                          June 30, 2001 and 2000
                                  (Unaudited)

(6)  Leases

     Effective September 1, 1999, the Company entered into an operating lease with its sole stockholder for office space facilities. Initial monthly rental payments are $2,500 plus operating costs. Effective November 1, 2000, the operating lease was renewed with monthly rental payments increasing to $4,000 per month, expiring September 2004. The Company also has two equipment leases which require monthly payments of $210 and $390 for sixty months expiring in 2003 and 2005.

     Future minimum rentals under all operating leases with terms exceeding twelve months are as follows:

       Year Ending
       December 31,
          2001                            55,200
          2002                            55,200
          2003                            53,310
          2004                            40,680
          2005                             1,560
                                        --------
        Total                           $205,950
                                        ========

     Rent expense for the six months ended June 30, 2001 and 2000 totaled approximately $26,427 and $15,577, respectively.

(7)  Property and Equipment

     A summary of the Company's investment in property, equipment and associated accumulated depreciation is as follows:

                                             June 30,       December 31,
                                              2001              2000
                                            ---------       ------------
Building improvements                       $   9,468        $   9,468
Automated Teller Machines                      13,496           13,496
Vehicle                                        36,000           36,000
Equipment                                      52,930           47,807
                                            ---------        ---------
  Total Property and Equipment                111,894          106,771
Less accumulated depreciation                 (47,330)         (41,480)
                                            ---------        ---------
  Net Property and Equipment                $  64,564        $  65,291
                                            =========        =========

                          MOUNTAIN STATES LENDING, INC.

                   CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

                            June 30, 2001 and 2000
                                  (Unaudited)


(8)  Loan Officer Agreements

     The Company has entered into agreements with its loan officers whereby the loan officers receive commissions, varying from 75% to 85% of loan revenues remaining after any outstanding due and payable charges by lender at time of closing. These agreements may be terminated with 15 days notice to the other party.

(9)  Advertising and Promotion

     Advertising expenses including marketing and promotional expenses associated with its operations are expensed as incurred. During the six months ended June 30, 2001 and 2000, advertising and promotion expenses totaled $10,639 and $5,705, respectively.

(10) Note Payable, Related Party

     During June 2001, the Company borrowed $80,000 from three entities affiliated with a major shareholder and director of the Company. These notes bear interest at 9% per annum, are uncollateralized and are payable on the earlier of December 18, 2001 or the completion of the initial public offering.

(11) Sub Chapter S Distributions

     During the six months ended June 30, 2000, the Company earned approximately $86,000 which passed through directly to its sole shareholder. During the six months ended June 30, 2001, the Company distributed approximately $28,600 in marketable securities and $2,400 in cash to its sole shareholder. Effective in January, 2001, the Company terminated its Subchapter S Corporation status. All compensation subsequent to this change in status has been recorded as salaries.

(12) Joint Venture

     In June 2001, the Company's subsidiary, Mountain Eagle Homes, Inc. entered into a joint venture agreement with another entity to purchase, develop and sell property. Mountain Eagle Homes, Inc. is a 50% partner. At June 30, 2001, the Company had invested a total of $130,000 in this joint venture primarily for the purpose of purchasing seven lots in the Denver area.

             REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Mountain States Lending, Inc.,
Englewood, Colorado

We have audited the balance sheets of Mountain States Lending, Inc., (formerly Slam Dunk Enterprises, Inc.) as of December 31, 2000 and 1999 and the related income statements, changes in stockholder's equity, and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mountain States Lending, Inc., as of December 31, 2000 and 1999 and the results of operations, changes in stockholder's equity and cash flows for the years ended December 31, 2000 and 1999 in conformity with generally accepted accounting principles.


/s/ Schumacher & Associates, Inc.

Schumacher & Associates, Inc.
Certified Public Accountants
2525 Fifteenth Street, Suite 3H
Denver, CO   80211

May 9, 2001

                          MOUNTAIN STATES LENDING, INC.

                                BALANCE SHEETS

                                   ASSETS

                                                December 31,   December 31,
                                                   2000           1999
                                                ------------   ------------
Current Assets:
  Cash and equivalents                           $  17,306      $  11,944
  Accounts receivable                                5,175              -
  Notes receivable, current portion                    550             91
  Investment in marketable securities               28,587         49,716
  Prepaid expenses and other current assets         17,972         12,316
                                                 ---------      ---------
     Total Current Assets                           69,590         74,067

Property and equipment, net of accumulated
 depreciation of $41,480 and $31,564 at
 December 31, 2000 and 1999 respectively
 (Note 7)                                           65,291         59,910
Notes receivable, net of current portion                 -         18,696
Other assets                                             -            420
                                                 ---------      ---------
Total Assets                                     $ 134,881      $ 153,093
                                                 =========      =========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities:
  Accounts payable and accrued expenses          $  17,784      $  14,576
  Note payable, current portion (Note 3)            37,040         29,037
                                                 ---------      ---------
Total Current Liabilities                           54,824         43,613

Total Liabilities                                   54,824         43,613
                                                 ---------      ---------
Commitments (Notes 1,2,3,4,6,7, and 9)                   -              -

Stockholder's Equity:
  Preferred stock, no par value, 5,000,000
   shares authorized, none issued and
   outstanding                                           -              -
  Common stock, no par value, 20,000,000
   shares authorized, 1,750,000 issued and
    outstanding                                      1,000          1,000
  Additional paid-in capital                         5,119          5,119
  Appreciation (depreciation) of marketable
    securities                                     (26,768)        11,249
  Retained earnings                                100,706         92,112
                                                 ---------      ---------
     Total Stockholder's Equity                     80,057        109,480
                                                 ---------      ---------
Total Liabilities and Stockholder's Equity       $ 134,881      $ 153,093
                                                 =========      =========

The accompanying notes are an integral part of the financial statements.

                         MOUNTAIN STATES LENDING, INC.

                              INCOME STATEMENTS

                                             Year Ended      Year Ended
                                             December 31,    December 31,
                                                2000            1999
                                             ------------    ------------
REVENUE:
  Fees from loan activities                  $   840,564     $   502,377
  Cost of loan activities                        379,312         212,442
                                             -----------     -----------
     Gross Profit                                461,252         289,935
                                             -----------     -----------

OPERATING EXPENSES:
  Salaries, payroll taxes and benefits           160,087         135,035
  Depreciation                                     9,916          11,064
  Advertising and promotion                       34,256          26,749
  Rent expense                                    39,454          27,298
  Other operating expenses                        63,953          54,225
                                             -----------     -----------
Total Operating Expenses                         307,666         254,371
                                             -----------     -----------

Net Operating Income (Loss)                      153,586          35,564
                                             -----------     -----------

Other Income (Expenses):
  Interest income                                  2,388               -
  Interest (expense)                              (5,791)         (3,153)
  Other income (expense)                           1,110           6,696
                                             -----------     -----------
Total Other Income (Expenses)                     (2,293)          3,543
                                             -----------     -----------
Net Income (Loss)                            $   151,293     $    39,107
                                             ===========     ===========
Net Income (Loss) per Common Share           $       .09     $       .02
                                             ===========     ===========

Weighted Average Number of
 Shares Outstanding                            1,750,000       1,750,000
                                             ===========     ===========











The accompanying notes are an integral part of the financial statements.

                         MOUNTAIN STATES LENDING, INC.

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

               From December 31, 1998 through December 31, 2000


                                                 Additional      Other
                             Common     Stock     Paid-in    Comprehensive   Retained
                           No./Shares   Amount    Capital    Income (Loss)   Earnings      Total
                           ----------  --------  ----------  -------------  ----------  ----------
Balance at December 31,
 1998                    1,750,000  $ 1,000   $ 5,119    $   6,598    $  53,005  $  65,722

Appreciation of
 marketable securities           -        -         -        4,651            -      4,651

Net income for the year
 ended December 31, 1999         -        -         -            -       39,107     39,107
                         ---------   ------    ------     --------    ---------  ---------
Balance at December 31,
 1999                    1,750,000    1,000     5,119       11,249       92,112    109,480

Depreciation of
 marketable securities           -        -         -      (38,017)           -    (38,017)

Distributions to
 shareholder                     -        -         -            -     (142,699)  (142,699)

Net income for the year
 ended December 31, 2000         -        -         -            -      151,293    151,293
                         ---------   ------    ------     --------    ---------  ---------
Balance at December 31,
 2000                    1,750,000   $1,000    $5,119     $(26,768)   $ 100,706  $  80,057
                         =========   ======    ======     ========    =========  =========
















The accompanying notes are an integral part of the financial statements.

                        MOUNTAIN STATES LENDING, INC.

                         STATEMENTS OF CASH FLOWS


                                             Year Ended      Year Ended
                                             December 31,    December 31,
                                                2000            1999
                                             ------------    ------------
Cash Flows from Operating Activities:
  Net Income                                 $   151,293     $    39,107
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                  9,916          11,064
    (Increase) decrease in:
      Accounts receivable                         (5,175)          5,098
      Other                                       (5,236)         (8,154)
    Increase in:
      Accounts payable and accrued
       expenses                                    3,208           3,885
                                             -----------     -----------
Net Cash Provided by Operating Activities        154,006          51,000
                                             -----------     -----------

Cash Flows from Investing Activities:
  (Investment in) marketable securities          (57,970)              -
  Sale of marketable securities                   41,082               -
  (Increase) in notes receivable                    (900)        (35,751)
  Repayments of notes receivable                  19,137          16,964
  (Acquisition) of property and
    equipment                                    (15,297)        (25,060)
                                             -----------     -----------
Net Cash Provided by Investing Activities        (13,948)        (43,847)
                                             -----------     -----------
Cash Flows from Financing Activities:
  Contributed capital                                  -           5,119
  (Repayments) to stockholder loan                     -         (24,434)
  Distributions to stockholder                  (142,699)              -
  (Repayment) of note payable, bank                    -          (6,914)
  Draws on line of credit, net                     8,003          29,037
                                             -----------     -----------
Net Cash Provided by (Used in) Financing
 Activities                                     (134,696)          2,808
                                             -----------     -----------
Net Increase in Cash                               5,362           9,961

Cash, beginning of period                         11,944           1,983
                                             -----------     -----------
Cash, end of period                          $    17,306     $    11,944
                                             ===========     ===========
Interest paid                                $     5,791     $     3,153
                                             ===========     ===========
Income tax paid                              $         -     $         -
                                             ===========     ===========

The accompanying notes are an integral part of the financial statements.

                          MOUNTAIN STATES LENDING, INC.

                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 1999 and 2000


(1)  Summary of Significant Accounting Policies

     This summary of significant accounting policies of Mountain States Lending, Inc., (formerly Slam Dunk Enterprises, Inc.) (Company) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     (a)  General

     The Company was incorporated under the laws of the State of Colorado on September 12, 1990. During January 2001, the Company changed its name from Slam Dunk Enterprises, Inc. to Mountain States Lending, Inc. The primary business activity is loan origination and brokerage. The Company does not customarily service any of the loans it originates.

     The Company uses a December 31 year end.

     (b)  Per Share Information

     Per share information is determined using the weighted average number of shares outstanding during the periods after giving effect for the stock splits.

     (c)  Property and Equipment

     Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using principally accelerated methods over the useful lives of the assets ranging from three to ten years. Building improvements within the Company's office space are being depreciated over 15 years on the straight-line method.

     (d)  Line of Credit

     The Company maintains a line of credit with a financial institution of $50,000. The line has an interest rate of prime plus two and one-half percent. Interest is charged monthly and a variable payment is required each month. At December 31, 2000 and 1999, the Company owed $37,040 and $29,037, respectively, on this line.

                         MOUNTAIN STATES LENDING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1999 and 2000


(1)  Summary of Significant Accounting Policies, Continued

     (e)  Concentrations of Credit Risks

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and cash equivalents and trade accounts receivables. The Company does not require collateral for its trade accounts receivables. The Company has invested in marketable securities that potentially subject the Company to concentrations of credit risk. The market values at December 31, 2000 and 1999 were $28,587 and $49,716, respectively.

     (f)  Cash Equivalents

     The Company considers all short term investments in securities that mature in 90 days or less to be cash equivalents.

     (g)  Allowance for Bad Debts

     No provision for bad debts was recorded in the financial statements at December 31, 2000 and 1999 since all accounts receivable were subsequently collected.

     (h)  Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     (i)  Customer Funds

     In the normal course of business, the Company collects the estimated costs of credit reports and appraisal fees in advance from mortgage applicants. These funds are deposited into a separate bank account.

                          MOUNTAIN STATES LENDING, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 1999 and 2000


(1)  Summary of Significant Accounting Policies, Continued

     (j)  Revenue

     Fees from loan activities are recorded when the loan closing or settlement occurs. The recission rights of the borrower may extend the settlement date 3-5 days after the closing event. If recission rights apply, fees are recorded once the recission period ends. Payment of the Company's fees may be at closing and/or directly from the investor.

     (k)  Income Taxes

     The Company files federal and state income taxes as a Sub-Chapter S corporation. Generally, an S corporation does not pay income tax on net profit from business activities. S corporations pass through net income to shareholders who report and pay income tax on their share of the profits. Therefore, no provision for income tax is recorded in the accompanying financial statements.

     (l)  Related Party Transactions

     The Company leases space in an office condominium complex from its sole stockholder who owns the unit. The lease commenced in 1999 and runs through September 2004. The lease requires $2,500 per month in rent plus all operating expenses including utilities, property taxes, maintenance and association fees. On November 1, 2000 a new lease was executed which runs through October 31, 2004 with rent of $4,000 per month plus all operating expenses.

     (2)  Common Stock

     The Articles of Incorporation of the Company authorize issuance of a maximum of 1,000,000 shares of no par value common stock. Effective January 22, 2001, the Articles of Incorporation were amended to increase the number of authorized shares of common stock to 20,000,000. At December 31, 2000, there were 1,750,000 shares of common stock issued and outstanding, all of which were owned by its sole shareholder. Effective January 1, 2001, the Company issued 1,500,000 restricted shares of its common stock to various individuals for $30,000 cash. During March 2001, the Company sold in a private placement 300,000 shares of its common stock to 8 accredited and 19 non-accredited investors, at an offering price of $.25 per share, for a total of $75,000 in cash. See note 10 for further details.

                         MOUNTAIN STATES LENDING, INC.

                        NOTES TO FINANCIAL STATEMENTS

                         December 31, 1999 and 2000


(3)  Stock Split

     Effective January 26, 2001, the Company effected a ten for one forward stock split. All share amounts referred to herein have been retroactively adjusted to reflect this stock split.

(4)  Marketable Securities

     The Company owns securities traded in the public market that are recorded at current market value at December 31, 2000 and 1999. The effect of unrealized gains and losses is recorded in stockholder's equity and also reported in the statement of comprehensive income. When the investments are sold, gains or losses are reported in the statement of operations and adjustments made in the statement of comprehensive income.

     The Company files federal and state income tax returns as a Sub-Chapter S corporation and therefore pays no tax. Effective January 2001, the Company terminated its S corporation status and therefore there may be a tax benefit or expense related to the unrealized gains or losses on investments.

                                                           Tax
                                           Before tax   (Expense)    Net of Tax
                                             Amount     Or Benefit     Amount
                                           ----------   ----------   ----------
Unrealized Gains (Losses) On Securities:

  Year ended December 31, 1999
   Unrealized holding gains                $    4,651    $       -    $   4,651
   Reclassification adjustment
    for gains included in net income                -            -            -
                                           ----------    ---------    ---------
   Net unrealized gains on securities      $    4,651    $       -    $   4,651
                                           ----------    ---------    ---------
  Year ended December 31, 2000
   Unrealized holding (losses)             $  (37,954)   $       -    $ (37,954)
   Reclassification adjustment for
    gains included in net income                  (63)           -          (63)
                                           ----------    ---------    ---------
   Net unrealized (losses) on securities   $  (38,017)   $       -    $ (38,017)
                                           ----------    ---------    ---------
Accumulated Unrealized Gains (Losses)
 on Securities:
   Balance at January 1, 1999                                         $   6,598
   Year ended December 31, 1999                                           4,651
                                                                      ---------
   Balance at December 31, 1999                                       $  11,249
   Year ended December 31, 2000                                         (38,017)
                                                                      ---------
   Balance at December 31, 2000                                       $ (26,768)
                                                                      =========

                                     F-21



                         MOUNTAIN STATES LENDING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1999 and 2000


(5)  Leases

     Effective September 1, 1999, the Company entered into an operating lease with its sole stockholder for office space facilities. Initial monthly rental payments are $2,500 plus operating costs. Effective November 1, 2000, the operating lease was renewed with monthly rental payments increasing to $4,000 per month, expiring September 2004. The Company also has two equipment leases which require monthly payments of $210 and $390 for sixty months expiring in 2003 and 2005.

     Future minimum rentals under all operating leases with terms exceeding twelve months are as follows:

       Year Ending
       December 31,
          2001                           55,200
          2002                           55,200
          2003                           53,310
          2004                           40,680
          2005                            1,560
                                       --------
        Total                          $205,950
                                       ========

     Rent expense for the years ended December 31, 2000 and 1999 totaled approximately $39,454 and $27,298, respectively.

(6)  Property and Equipment

     A summary of the Company's investment in property, equipment and associated accumulated depreciation at December 31 is as follows:

                                            2000               1999
                                         ---------          ---------

     Building improvements               $   9,468          $   6,800
     Automated Teller Machines              13,496             13,496
     Vehicle                                36,000             36,000
     Equipment                              47,807             35,178
                                         ---------          ---------
       Total Property and Equipment        106,771             91,474
     Less accumulated depreciation         (41,480)           (31,564)
                                         ---------          ---------
       Net Property and Equipment        $  65,291          $  59,910
                                         =========          =========




                                     F-22


                         MOUNTAIN STATES LENDING, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           December 31, 1999 and 2000


(7)  Notes Receivable

     During 1999, the Company made several notes receivable loans to individuals on short and long-term basis. The notes are collateralized by deeds of trust on real estate and mature from 2002 to 2029. Interest rates range between 10.5% and 11%, and monthly payments of principal and interest are required in a total amount of $171. These notes were paid in full in 2000. A note receivable was made in 2000 to one of the Company's employees. Balances at December 31, 2000 and 1999 were $550 and $18,787, respectively.

(8)  Loan Officer Agreements

     The Company has entered into agreements with its loan officers whereby the loan officers receive commissions, varying from 75% to 85% of loan revenues remaining after any outstanding due and payable charges by lender at time of closing. These agreements may be terminated with 15 days notice to the other party.

(9)  Advertising and Promotion

     Advertising expenses including marketing and promotional expenses associated with its operations are expensed as incurred. During the years ended December 31, 2000 and 1999, advertising and promotion expenses totaled $34,256 and $26,749, respectively.

(10) Subsequent Events

     Effective January, 2001, the Company issued 1,500,000 shares of its common stock in exchange for $30,000 cash. Also effective January, 2001, the Company amended its Articles of Incorporation to increase the number of authorized shares of common stock from 1,000,000 to 20,000,000 and to authorize 5,000,000 shares of preferred stock. On January 26, 2001, the Company effected a ten for one forward stock split. All shares amounts referred to herein have been retroactively adjusted to reflect this stock split. During March 2001, the Company sold in a private placement 300,000 shares of common stock to 8 accredited and 19 non-accredited investors, at an offering price of $.25 per share, for a total of $75,000 in cash.













                                     F-23



                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, Director or Officer of the Company is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) The Company has the power under the Colorado Business Corporation Act to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a Director, Officer, employee, fiduciary, or agent of the Company or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of the Company such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of the Company but no indemnification shall be made if such person was adjudged to be liable to the Company for negligence or misconduct in the performance of his duty to the Company unless and to the extent the court in which such action or suit was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. In such event, indemnification is limited to reasonable expenses. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

     (b) The Articles of Incorporation and Bylaws of the Company generally allow indemnification of Officers and Directors to the fullest extent allowed by law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering, all of which are to be borne by the Company, are as follows:

     SEC Filing Fee ................................ $   200.00
     Printing Expenses .............................   2,000.00
     Accounting Fees and Expenses ..................   5,000.00
     Legal Fees and Expenses .......................  30,000.00
     Blue Sky Fees and Expenses ....................   5,000.00
     Miscellaneous .................................   2,800.00
                                                     ----------

          Total .................................... $45,000.00
                                                     ==========


                                     II-1


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     During its past three fiscal years, the Registrant issued securities which were not registered under the Securities Act of 1933, as amended (the "Act"), as follows.

     On January 1, 2001, the Company issued 1,500,000 shares of common stock to five family members of Timothy J. Brasel, a director of the Company, for a total cash consideration of $30,000. With regard to these sales, the Company relied on Section 4(2) of the Securities Act of 1933, as amended. The shares were offered for investment only and not for the purpose of resale or distribution, and the appropriate restrictive legend was placed on the face of the certificates.

     During March 2001, the Company sold in a private placement 300,000 shares of common stock to 8 accredited and 19 non-accredited investors, at an offering price of $0.25 per share, for an aggregate of $75,000 in cash.

     The sales described above were made in reliance on the exemption from registration offered by Section 4(2) of the Securities Act of 1933. The Company had reasonable grounds to believe that these persons (1) were acquiring the shares for investment and not with a view to distribution, and
(2) had such knowledge and experience in financial and business matters that they were capable of evaluating the merits and risks of their investment and were able to bear those risks. Each investor received a private placement memorandum and each investor completed a subscription agreement. An appropriate restrictive legend is noted on the certificates representing such shares, and stop-transfer instructions have been noted in the Company's transfer records.


ITEM 27.     EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

EXHIBIT
NUMBER    DESCRIPTION                   LOCATION
-------   -----------                   --------

  3       Articles of Incorporation     Filed herewith electronically
          and Bylaws

  3.1     Articles of Amendment to      Filed herewith electronically
          Articles of Incorporation

  3.2     Articles of Incorporation     Filed herewith electronically
          of Mountain Eagle Homes,
          Inc.

  5       Opinion of Krys Boyle         Filed herewith electronically
          Freedman Scott & Sawyer,
          P.C. regarding the legality
          of the securities being
          registered


                                     II-2


 10.1     Developer Agreement with      To be filed by amendment
          Heritage Homes of Nebraska,
          Inc.

 21       Subsidiaries of the           Filed herewith electronically
          Registrant

 23.1     Consent of Krys Boyle         Contained in Exhibit 5
          Freedman & Sawyer, P.C.

 23.2     Consent of Schumacher &       Filed herewith electronically
          Associates, Inc., Certified
          Public Accountants

ITEM 28.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned small business issuer will:

     (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                     II-3


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, State of Colorado, on the 8th day of August 2001.

                                    MOUNTAIN STATES LENDING, INC.



                                    By:/s/ Mark E. Massa
                                       Mark E. Massa, President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                     TITLE                   DATE



/s/ Mark E. Massa                 President, Treasurer     August 8, 2001
Mark E. Massa                     Principal Financial
                                  and Accounting Officer)
                                  and Director


/s/ Timothy J. Brasel             Director                 August 8, 2001
Timothy J. Brasel